Exhibit 10.1

March 15, 2026

Louis V. Pinkham
Chief Executive Officer
Regal Rexnord Corporation
c/o last address on file

Dear Louis:

Reference is made to the Transition Agreement and General Release of Claims, dated as of October 27, 2025 (the “Transition Agreement”), between you and Regal Rexnord Corporation (the “Company”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transition Agreement.  This letter serves as an addendum to modify the terms of the Transition Agreement, as described in Section IV.K. thereof.

The Transition Agreement is hereby amended to provide that the Termination Date (and your employment) is extended from March 31, 2026 until June 30, 2026 (or such earlier date as mutually agreed between you and the Company in another addendum), and that the Transition Date shall be no later than June 30, 2026.  In connection with your continued service, for each of the three months ending on the extended Termination Date, you will receive (1) continued payment of your base salary for the period you remain employed and (2) a cash payment equal to $770,833.33 (representing one-twelfth of your annual target bonus and long-term incentive target amount) for each month of the extended transition period (maximum payments of $2,312,500), pro-rated for partial months of employment in the event of a Termination Date prior to June 30, 2026, and payable no later than the second payroll date following the end of the applicable calendar month.  Payments described in this paragraph shall not reduce or offset the payments due to you under Section I.B. of the Transition Agreement, which shall continue to be due and payable as of the Termination Date in accordance with, and subject to the terms of, the Transition Agreement and Regal Rexnord Corporation Executive Severance Policy.

Except as amended in the above paragraph, the terms of the Transition Agreement shall remain in full force and effect.  This letter may be executed in counterparts, and signatures delivered electronically shall be deemed to be an executed original thereof.

We thank you for your continued service to Regal Rexnord.

REGAL REXNORD CORPORATION,

By:	/s/ Hugo Dubovoy, Jr.
	Name:	Hugo Dubovoy, Jr.
	Title:	EVP, General Counsel and Corporate Secretary

Accepted and agreed:

/s/ Louis V. Pinkham
Louis V. Pinkham